Exhibit 4.10

Amendment No. 5

This Amendment No. 5, effective January 1, 2019 (“Amendment 5 Effective Date”), shall serve to amend the Professional Service Agreement (SF #5979) entered into effective June 1, 2016 as amended (the “Agreement”) by and between:

Party A: 360 Mobile Security Limited

a company registered under the laws of Hong Kong with its registered address of UNIT 806 TOWER 2 8/F, CHENG SHA WAN PLAZA,833 CHEUNG SHA WAN ROAD, KL, Hong Kong.

Party B: Opera Software AS

a company registered under the laws of Norway with its registered address of Gjerdrums vei 19, NO-0484 Oslo, Norway.

Party A and Party Bare collectively referred to herein as the “Parties”, and each individually as a “Party”.

WHEREAS in the original Agreement Party B appointed Party A to conduct marketing campaigns to acquire new users of Party B’s software applications;

WHERAS the Parties later amended the terms of Agreement to recognize and compensate Party A for user retention as well as acquisition, and to empower Party B to prepay Party A for its services; and

WHEREAS the Parties now wish to clarify the commercial terms relating to such prepayments; NOW, THEREFORE, the Parties mutually agree as follows:

1.	Prepayment Clarification

1.1.	As explained in Addendum 4, the Parties have agreed that Party B may prepay Party A for Party B’s services (that is, making “Prepayment” as defined in Addendum 4).

1.2.

The Parties wish to clarify that all Purchase Orders issued pursuant to the Agreement shall include a markup of 10% of Party A’s third party costs, which represents the service fee that Party A earns for providing its services to Party B (the “Service Fee”).

1.3.	Accordingly, the Parties agree that any Purchase Order issued pursuant to the Agreement should include the Service Fee as well as the other points listed in Section 1. 2 of Addendum 4.

1.4.	Notwithstanding the foregoing, in no event shall the Service Fee exceed $3,000,000.00 USD per calendar year.

2.	APPLICABLE PROVISIONS.

All provisions of the Agreement shall continue in full force and effect unless modified by this Amendment No. 5. All terms defined in the Agreement shall have the same meaning when used herein as given therein. In case of conflict between the Agreement and Amendment No. 5, the latter shall prevail.

Party A	360 Mobile Security Limited
Date:	March 7, 2019
Seal:	[Company seal is affixed]

Party B	Opera Software AS
Date:	March 7, 2019
Seal:	[Company seal is affixed]